Exhibit 10.2

LivePerson.com Affiliates Agreement - Terms & Conditions

THIS IS A LEGAL AGREEMENT BETWEEN LIVEPERSON, INC. ("LIVEPERSON" OR "WE") AND YOU AS AN INDIVIDUAL OR THE ENTITY WHICH YOU REPRESENT. BY INSERTING A CHECK NEXT TO THE BOX WHICH SAYS, "I HAVE READ, AND AGREE TO, THIS MERCHANT’S AFFILIATE AGREEMENT," AND CLICKING ON THE BOX TO SIGN UP FOR THE LIVEPERSON AFFILIATE PROGRAM, YOU ARE AGREEING THAT YOU HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT YOU AGREE TO BE LEGALLY RESPONSIBLE FOR COMPLIANCE WITH EACH AND EVERY TERM AND CONDITION, AND THAT YOU ARE AUTHORIZED TO BIND THE ENTITY YOU REPRESENT.

This Affiliate Program Agreement ("Agreement") contains the complete terms and conditions that apply to your participating in the LivePerson Affiliate Program (the "Program"). The purpose of this Agreement is to allow you to link between a web site owned and controlled by you (the "Affiliate's Web Site" or "your site") and the LivePerson.com web site or other web sites operated by LivePerson (the "LivePerson Site"). This Agreement will become effective upon LivePerson's acceptance of your completed Affiliate Program Application (the "Effective Date"). LivePerson reserves the right to accept or reject your application in LivePerson's sole discretion. We may reject your application if we determine (in our sole discretion) that your site is unsuitable for the Program. Unsuitable sites include those that:

●	promote pornography and/or sexually explicit materials
●	promote violence or use of illegal substances
●	promote discrimination based on race, sex, religion, nationality, disability, sexual orientation or age
●	promote hate, crime or other illegal activities
●
include "LivePerson" any other trademark of LivePerson or its affiliates, or variations or misspellings of any of them, in their URLs to the left of the top-level domain name (e.g., ".com", ".net", ".uk", etc.) -- for example, a URL such as "liveperson.mydomain.com", "LivePerson.com" or "livepersonpsychics.net" would be unsuitable

●	otherwise violate intellectual property rights.

By participating in the Program you agree that you will not engage in any such activities. If we reject your application, you are welcome to reapply to the Program at any time. You should also note that if we accept your application and your site is thereafter determined (in our sole discretion) to be unsuitable for the Program, we may terminate this Agreement immediately.

Defined terms shall have the meaning set forth herein or in Exhibit A below.

1. Linking to the LivePerson Site

a.	You agree that within 30 days of the Effective Date of this Agreement, you will include Placements (as defined in Exhibit A below) that link from Affiliate's Web Site to the LivePerson Site.

b.	Maintenance and Monitoring of Placements

i.
You agree to link only to those specific web pages that LivePerson designates in the Placements, and to use only the Placements provided for such purpose. You shall not modify or alter the Placements provided by LivePerson in any way. You shall not "frame" or "mirror" any part of the LivePerson Site without the prior written authorization of LivePerson.

ii.
LivePerson has the right to monitor the content on Affiliate's Web Site as LivePerson believes necessary to monitor use of the Placements and for compliance with the terms of this Agreement. You agree that we may take such actions and that you will not try to block or otherwise interfere with such monitoring activities. LivePerson has the right to notify you of any reasonable changes that you need to make to comply with the LivePerson guidelines for the use of the Placements, and to otherwise comply with the terms of this Agreement, and you agree to promptly make such changes.

iii.
You shall cooperate with LivePerson in order to establish and maintain any Placements between the LivePerson Site and Affiliate's Web Site. You shall not display any link or mark pertaining to LivePerson, for use as a link or otherwise, other than the Placements that LivePerson provides to you. If LivePerson updates the Placements, you will replace the old Placements with the new ones within a 24-hour period.

iv.
You agree that LivePerson will be allowed to place an identifying tag in each Placement that will identify the origin of a user that arrives directly at the LivePerson Site by clicking on the Placement.

You acknowledge that, by participating in the Program and placing any of the above links within your site, we may receive information from or about visitors to your site or communications between your site and those visitors. Your participation in the Program constitutes your specific and unconditional consent to and authorization for our access to, receipt, storage, use, and disclosure of any and all such information, consistent with the policies and procedures set forth in the Privacy Notice on the LivePerson Site.

2. Payments of Referral Fees from LivePerson to You

a.
Subject to all terms of this Agreement, LivePerson will pay you a one-time referral fee in the amount of $50 (fifty U.S. dollars) for each New Customer in the field of Spirituality who initially enters the LivePerson Site directly from Placements on Affiliate's Web Site or from email newsletters which you send. In addition, if you generate more than 10 New Customers in any month in the above fields, LivePerson will pay you, for each New Customer, a one-time referral fee in the amount of $75 (seventy-five U.S. dollars) (that is, the $50 plus an additional $25.) If you are a high-volume affiliate and you generate more than 100 New Customers in any month in the above fields, LivePerson will pay you, for each New Customer, a one-time referral fee in the amount of $100 (one hundred U.S. dollars) (that is, the $50 plus an additional $50.) LivePerson may publish additional special bonuses or promotions from time to time. LivePerson reserves the right to reduce the above one-time referral fee to $20 per each New Customer if LivePerson’s internal metrics, estimates or projections regarding user behavior and site traffic indicate that the New Customers referred Your site are likely to consume less services than targeted for New Customers on the LivePerson Site. LivePerson reserves the right to make such determination in its sole discretion.

b.
Subject to all terms of this Agreement, LivePerson will pay you a one-time referral fee in the amount of $25 (twenty-five U.S. dollars) for each New Customer in fields other than Spirituality who initially enters the LivePerson Site directly from Placements on Affiliate’s Web Site or from email newsletters which you send. In addition, if you generate more than 100 New Customers in any month in fields other than Spirituality, LivePerson will pay you, for each New Customer after the hundredth New Customer in the month, a one-time referral fee in the amount of $40 (forty U.S. dollars) (that is, the $25 plus an additional $15.) LivePerson may publish additional special bonuses or promotions from time to time.

c.
LivePerson will not pay Referral Fees for the registration of any individuals or accounts who have previously registered with LivePerson, even if the registration contains a different email address, credit card number, or other information different from the user's previous registration. LivePerson will not pay a Referral Fee for Members who have later re-entered and registered on the LivePerson Site after previously following a Placement from the Affiliate's Web Site to the LivePerson Site.

d.
Payment of Referral Fees will be made on a monthly basis, by check, by PayPal or some other method. It is your responsibility to provide complete and accurate information and completion of all tax or other applicable forms in order to receive payment. If this Agreement terminates, any Referral Fees due at the time of termination will be paid at the end of the month following termination.

3. Compliance with Applicable Laws

You are solely responsible for the accuracy and appropriateness of all materials posted on Affiliate's Web Site, and for ensuring that your activities, including materials posted on Affiliate's Web Site and communications with LivePerson, Experts, other Members, New Customers, and potential customers (whether in print, on CD-ROMs, via chat or otherwise) are not defamatory, in violation of copyright laws or otherwise illegal. You further agree that your activities, including communications with LivePerson, Experts, other Members, New Customers and potential customers regarding or relating to LivePerson in any way, are in full compliance with all applicable laws in your jurisdiction. You further agree to abide by LivePerson’s Anti-Spam Policy, below. You agree to defend, indemnify and hold LivePerson harmless for any violations of the foregoing. LivePerson disclaims all liability for these matters.

Anti-SPAM Policy

We do not and will not tolerate the sending of unsolicited email messages and will prosecute all offenders to the fullest extent of the law. Advertising commonly referred to as "spamming" could damage LivePerson's goodwill. You shall not undertake any spamming referring to the LivePerson Site, or using any Placements or other LivePerson Marks. You shall not refer to the LivePerson Site, or use any Placements or other LivePerson Marks in any unsolicited commercial email (UCE), postings to newsgroups or in cross-posting to multiple newsgroups at once, without LivePerson’s advance written permission, which may be withheld at LivePerson’s discretion. In addition, you shall not advertise in any way that effectively conceals or misrepresents your identity, domain name, or return email address.

By agreeing to the terms and conditions of this agreement, you also agree to the following:

a.	e-mails promoting LivePerson shall not contain or include a falsified sender domain name or falsified IP address.

b.	e-mails promoting the LivePerson advertisements shall not be routed or relayed through servers that the sender does not have explicit authorization to use.

c.	e-mails promoting the LivePerson advertisements shall not contain or include a false or misleading subject line that attempts to disguise or conceal the content of the e-mail.

d.	all e-mails shall contain or include valid and responsive contact information of the sender, list manager or list owner; this includes your physical address.

e.	no e-mails promoting LivePerson shall be sent for the purpose of harvesting the e-mail addresses in order to send future unsolicited e-mails.

f.
all e-mails promoting LivePerson will be sent to individuals who have given you their "Affirmative Consent" as defined in Sec. 3.1 of the "CAN-SPAM Act of 2003" (viewable at GPOAccess.gov) which by its reference is incorporated into this document.

g.
every e-mail promoting LivePerson advertisements shall contain a functioning return electronic mail address or other Internet-based mechanism clearly displayed that a recipient may use to submit in a manner specified in the message a reply electronic mail message or other form of Internet-based communication requesting not to receive future e-mail messages from you.

h.	you shall process any and all opt-out requests within 5 business days, or less if so requested.

i.
unless otherwise directed by LivePerson in writing, you shall not use LivePerson, or its represented advertisers’ names (including any abbreviation thereof) or any trademark, trade name, service mark, logo or other LivePerson identifying information in the originating or return e-mail address line, header or subject line of any e-mail transmission and that all e-mail transmissions shall contain language in the body and both the "from" line as well as the "re:" line that clearly announces that the offer embedded in the e-mail is being sent by you for the benefit of your users.

j.	you agree and affirm to comply with all the rules and regulations set forth in the "CAN-SPAM Act of 2003" as well as all obligations and provisions herein.

k.	you will not bid on LivePerson's trademarked terms, nor any similar name, common misspelling, or confusingly similar name on any pay-for-placement search engine.

l.	you will not utilize, advertise or otherwise promote any LivePerson promotional code or coupon without first obtaining LivePerson's written permission.

m.	you will comply with LivePerson's Privacy Policy. >

http://www.LivePerson.com/help/privacy.aspx.

SPYWARE AND OTHER PARASITES

Any affiliate suspected of a relationship, formal or informal, with any provider of spyware or parasitic software (as judged by LivePerson) is subject to punitive actions by LivePerson, without notice, including but not limited to: suspension of affiliate account; termination of affiliate account; withholding of payments to affiliate; and public notification of affiliate's suspected malfeasance. LivePerson encourages affiliates to report suspicions of such relationships; and, should substantial proof, as judged by LivePerson, be provided, LivePerson reserves the right to assign a value equal to unpaid monies earned by the offending affiliate (or a part thereof) to the reporting affiliates as a bounty.

4. Press Releases and Other Publicity

i.
You may not create, publish, distribute, or permit any written or electronically transmitted publicity material (including without limitation, advertisements and press releases) that makes reference to LivePerson, or the LivePerson Site without first submitting the material to LivePerson and receiving its consent in writing. You shall not issue any public statement(s) regarding the relationship with LivePerson without the prior written approval of LivePerson.

ii.
Advertising commonly referred to as "spamming" could damage LivePerson's goodwill. You shall not undertake any spamming referring to the LivePerson Site, or using any Placements or other LivePerson Marks. You shall not refer to the LivePerson Site, or use any Placements or other LivePerson Marks in any unsolicited commercial email (UCE), postings to newsgroups or in cross-posting to multiple newsgroups at once, without LivePerson’s advance written permission, which may be withheld at LivePerson’s discretion. In addition, you shall not advertise in any way that effectively conceals or misrepresents your identity, domain name, or return email address.

iii.
Although LivePerson always requires that its written consent be given for the uses above, LivePerson generally approves mailings so long as the recipient is already a customer or subscriber of your services, and recipients have the option to remove themselves from future mailings. LivePerson generally approves newsgroup postings so long as the news group specifically welcomes commercial messages. In all cases, you must always clearly represent yourself and the Affiliate's Web Site as independent from LivePerson.

5. Modification

LivePerson may modify any of the terms and conditions in this Agreement, including terminating this Agreement or the Affiliate Program at any time in its sole discretion. Modifications may include, but are not limited to, changes in the scope, percent of Net Revenue paid as a Referral Fee, amount of one-time Referral Fee, payment procedures, and LivePerson's Affiliate Program rules. IF ANY MODIFICATION IS UNACCEPTABLE TO YOU, YOU SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AS SET FORTH BELOW. YOUR CONTINUED PARTICIPATION IN LIVEPERSON'S AFFILIATE PROGRAM FOLLOWING THE POSTING OF THE CHANGE NOTICE OR NEW AGREEMENT ON THE LIVEPERSON SITE WILL CONSTITUTE YOUR AGREEMENT TO THE CHANGES.

6. Term and Termination

The term of this Agreement will begin on the Effective Date and will end when terminated by either party. Either LivePerson or you may terminate this Agreement at any time, with or without cause, by giving the other party written notice of termination. Upon the termination of this Agreement for any reason, all licenses granted hereunder shall immediately terminate and you will immediately cease use of, and remove from Affiliate's Web Site, all links to the LivePerson Site, and all LivePerson trademarks and logos, other LivePerson Marks and all other materials provided in connection with this Agreement. LivePerson will, however, continue to pay you under Section 2(a)(i) for New Customers for a certain period following termination. LivePerson’s current policy is to pay for three months following termination.

7. Grant of Licenses

a.
Subject to the terms of this Agreement, you have the non-exclusive, non-transferable and nonsublicensable right to use and display LivePerson Marks, only to refer specifically to LivePerson services and products in connection with the Placements, and only in the form which LivePerson provides you for such limited purposes. Such usage must be truthful, fair and not misleading or disparaging. LivePerson Marks must be used with a minimum spacing surrounding them and not be incorporated into your own product names, trademarks, service names, logos, company names or dba's. You shall not adopt marks or logos that are confusingly similar to LivePerson's Marks.

b.
You grant to LivePerson a non-exclusive, non-transferable, revocable right to utilize your name, title, and logo in the advertising, marketing, promoting, and publicizing, in any manner, related to LivePerson's rights under this Agreement. LivePerson is not under any obligation to so advertise, market, promote, or publicize your participation in the Affiliate Program.

c.
You agree not to use LivePerson’s proprietary materials, marks or other intellectual property in any manner that is disparaging or that otherwise portrays LivePerson in a negative light. Each party reserves all of its respective rights in the proprietary materials and intellectual property covered by this license. Other than the license granted in this Agreement, each party retains all right, title, and interest to its respective rights and no right, title, or interest is transferred to the other.

8. DISCLAIMER

LIVEPERSON PROVIDES THE LIVEPERSON SITE AND ALL CONTENT, INFORMATION AND SERVICES AVAILABLE THEREIN, "AS IS" AND MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING LIVEPERSON OR ANY SERVICES OR INFORMATION PROVIDED BY ANY MEMBER OR EXPERT OF LIVEPERSON. ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT ARE EXPRESSLY DISCLAIMED AND EXCLUDED. IN ADDITION, LIVEPERSON MAKES NO REPRESENTATION THAT THE OPERATION OF THE LIVEPERSON SITE WILL BE UNINTERRUPTED OR ERROR FREE, AND LIVEPERSON WILL NOT BE LIABLE FOR THE CONSEQUENCES OF ANY INTERRUPTIONS, DOWNTIME OR ERRORS.

9. Representations, Warranties and Covenants

You represent, warrant and covenant that 1) you have full right, power, and authority to enter into and be bound by the terms and conditions of this Agreement and to perform your obligations under this Agreement, without the approval or consent of any other party; 2) you have sufficient right, title, and interest in and to the rights granted to LivePerson in this Agreement; 3) the material posted on Affiliate's Web Site does not defame any third party or violate or infringe upon the rights of any third party or any applicable copyright and other laws that pertain to it; 4) you shall not make any representations or warranties regarding the services provided by LivePerson; and 5) you shall not make or publicize any statements that are disparaging of LivePerson or that otherwise portray LivePerson in a negative light.

10. LIMITATIONS OF LIABILITY

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, LIVEPERSON WILL NOT BE LIABLE TO YOU WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF GOODWILL OR ACTUAL OR ANTICIPATED REVENUE, PROFITS OR LOST BUSINESS), EVEN IF LIVEPERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL LIVEPERSON'S CUMULATIVE LIABILITY TO YOU ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE AND STRICT LIABILITY) BREACH OF WARRANTY OR OTHER LEGAL OR EQUITABLE THEORY, EXCEED THE TOTAL REFERRAL FEES PAYABLE TO YOU UNDER THIS AGREEMENT.

11. Indemnification

You agree to defend, indemnify and hold harmless LivePerson and its employees, directors, representatives, agents, and affiliates (collectively, "Indemnified Parties"), against any and all claims, suits, actions, or other proceedings brought against LivePerson based on or arising from any claim resulting from your breach of the warranties and covenants in Section 9. You agree to pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against or otherwise incurred by the Indemnified Party in connection with or arising from any such claim, suit, action, or proceeding.

12. Confidentiality

In connection with the activities contemplated by this Agreement, you may acquire confidential technical or business information of LivePerson which is not generally known to the public, including without limitation (i) proposals, ideas or research related to possible new products or services; (ii) financial statements and other financial information; (iii) any reporting information required by the Agreement; and (iv) the terms of this Agreement and the relationship between the parties (collectively, "Confidential Information"). You agree not to disclose the Confidential Information or use the Confidential Information for your own benefit or for the benefit of any third party. Your obligations in this Section shall not apply to any information that you can prove: (i) was in the public domain at or subsequent to the time it was communicated to you through no fault of yours; (ii) was rightfully in your possession free of any obligation of confidence owed to LivePerson at or subsequent to the time it was communicated to you by LivePerson; (iii) was in response to a valid order by a court or other governmental body or was otherwise required by law. Upon the termination or expiration of this Agreement, you shall return upon LivePerson's request or otherwise destroy all Confidential Information of LivePerson in your possession.

13. Miscellaneous

a.	Entire Agreement.

This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by the parties. Each party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein. All exhibits attached to this Agreement are incorporated hereby and shall be treated as if set forth herein.

b.	Relationship of Parties.

You understand that all rights you have received hereunder from LivePerson are non-exclusive. The parties shall be deemed to be independent parties with respect to the subject matter of this Agreement, and nothing contained in this Agreement shall be deemed or construed in any manner as creating any partnership, joint venture, employment, contractor, agency, fiduciary, or other similar relationship. You shall be solely responsible for all taxes due on Referral Fees or other payments paid to you under this Agreement.

c.	Assignment.

You may not assign your rights or obligations under this Agreement to any party.

d.	Applicable Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflicts of laws, rules and principles thereof.

e.	Severability.

If any provision of this Agreement is held to be invalid or unenforceable, that provision shall be eliminated or limited to the minimum extent necessary such that the intent of the parties is effectuated, and the remainder of this agreement shall have full force and effect.

f.	Survival.

Sections 6 and 8-13 shall survive termination of this Agreement.

g.	Notices.

Any notice required under this Agreement may be given by email, fax or written letter to the number or address you provide.

14. General Conditions

LivePerson reserves the right, at its full discretion, to disqualify any individual it suspects of undermining or manipulating the registration and/or qualifying process, the operation of the Affiliate Program by attempting to circumvent the referral fee schedule or artificially increasing your fees or by referring low-value New Customers or by other fraudulent methods or results, or to be acting in violation of this Agreement. LivePerson may, at its sole discretion, cancel the Affiliate Program. In the event of your non-compliance with any requirement stated herein, or to the extent that you are referring low-value New Customers, LivePerson may withhold or reduce any payments due to you until resolution of all disputes.

YOU HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND, HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL AND ACCEPT THE OBLIGATIONS, WHICH IT IMPOSES UPON YOU WITHOUT RESERVATION. YOU HAVE ALSO TAKEN INTO ACCOUNT THE LIMITATION OF LIABILITY AND WARRANTY DISCLAIMER PROVISIONS OF THIS AGREEMENT PRIOR TO ACCEPTING THIS AGREEMENT. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO YOU TO INDUCE YOU TO SIGN THIS AGREEMENT. YOU AGREE TO THE TERMS OF THIS AGREEMENT VOLUNTARILY AND FREELY.

Exhibit A - Definitions

As used in this Agreement, the terms set forth below shall have the following meanings:

1.	"Expert"

means an individual registered as an expert through the LivePerson service.

2.	"LivePerson Marks"

means the trademarks, trade names, service marks and logos of LivePerson that may be made available to you hereunder.

3.	"Member"

means a user of the LivePerson Site who has completed LivePerson's registration process in order to use the LivePerson Service.

4.	"LivePerson Service"

means a personal information exchange service where Members receive personalized advice and answers to their questions from Experts either in real-time or through asynchronous means, either free or for a fee.

5.	"Placements"

means (i) graphical links, text links, logos and other promotions that are offered by LivePerson now or in the future that link directly from the Affiliate's Web Site to the LivePerson Site and (ii) other email and other promotions that are offered by you now or in the future and link directly to the LivePerson Site.

6.	"Net Revenues"

means actual collections from the LivePerson Service given to New Customers who initially enter the LivePerson Site directly from Placements on Affiliate's Web Site.

7.	"New Customer"

means a user that registers as a Member for the first time within 60 days of the user's visit to the LivePerson Site, who is over 18 years old, enters a valid credit card or valid PayPal account details, and sends at least one paid email or engages in at least one live paid session with an Expert through the LivePerson Site. A New Customer may not have any other accounts registered on LivePerson under a different name, email address, or phone number.

8.	"Referral Fee"

means fees paid to you for each New Customer who comes to the LivePerson Site by way of a Placement on the Affiliate's Web Site who is not already a Member.

Last Updated: August 5, 2011